                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                              E-Z Serve Corporation
                        -------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                        -------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                        -------------------------------
                                 (CUSIP Number)

                                  June 1, 1998
                        -------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]  Rule 13d-1(b)
         [ X ]  Rule 13d-1(c)
         [   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (continued on following page(s))

                                                           Page # 2 of 9 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP NO.                  269-329-108
          ------------------------------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richemont Finance S.A.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a)      [__]
                                                               (b)      [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg


                                    5.      SOLE VOTING POWER:  7,365,540
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER:  230,400
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 7,365,540
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 230,400


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,595,940



10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.9%


12.      TYPE OF REPORTING PERSON*

         CO

                                                           Page # 3 of 9 pages

CUSIP NO.                  269-329-108
               -----------------------------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Richemont S.A.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)      [__]
                                                                (b)      [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg


                                    5.      SOLE VOTING POWER: 7,365,540
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 230,400
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 7,365,540
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 230,400


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,595,940 (indirect, through Richemont Finance S.A.)


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.9%



12.      TYPE OF REPORTING PERSON*

         CO, HC

                                                           Page # 4 of 9 pages

CUSIP NO.                  269-329-108
            ---------------------------------------


1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Compagnie Financiere Richemont AG


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)      [__]
                                                                 (b)      [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Switzerland


                                    5.      SOLE VOTING POWER: 7,365,540
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 230,400
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 7,365,540
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 230,400


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,595,540 (indirect, through Richemont Finance S.A.)


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.9%



12.      TYPE OF REPORTING PERSON*

         CO, HC

                                                           Page # 5 of 9 pages

CUSIP NO.                  269-329-108
               ---------------------------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Compagnie Financiere Rupert


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)      [__]
                                                                 (b)      [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Switzerland


                                    5.      SOLE VOTING POWER: 7,365,540
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 230,400
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 7,365,540
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 230,400


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,595,540 (indirect, through Richemont Finance S.A.)


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.9%



12.      TYPE OF REPORTING PERSON*

         PN
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                                                           Page # 6 of 9 pages


ITEM 1(a).        Name of Issuer
                  --------------

                  E-Z Serve Corporation


ITEM 1(b).        Address of Issuer's Principal Executive Offices
                  -----------------------------------------------

                  2550 N Loop W. Ste. 600
                  Houston, Texas 77092



ITEM 2(a)-(c). This statement on Schedule 13G is filed on behalf of Richemont Finance S.A., Richemont S.A., Compagnie Financiere Richemont AG and Compagnie Financiere Rupert (the "Reporting Persons"). The following table sets forth the name, the State or other place of organization, and the address of the principal business office of each of the Reporting Persons.


Name of Person Filing:                       Richemont Finance S.A.
Address of Principal Business Office:        35 Boulevard Prince Henri
                                             L 1724 Luxembourg
State or Other Place of Organization:        Luxembourg

Name of Person Filing:                       Richemont S.A.
Address of Principal Business Office:        35 Boulevard Prince Henri
                                             L 1724 Luxembourg
State or Other Place of Organization:        Luxembourg

Name of Person Filing:                       Compagnie Financiere Richemont AG
Address of Principal Business Office:        Rigistrasse 2
                                             Zug 6300 Switzerland
State or Other Place of Organization:        Switzerland

Name of Person Filing:                       Compagnie Financiere Rupert
Address of Principal Business Office:        Rigistrasse 2
                                             Zug 6300 Switzerland
State or Other Place of Organization:        Switzerland


ITEM 2(d).        Title of Class of Securities
                  ----------------------------

                  Common Stock, $.01 par value


ITEM 2(e)         CUSIP Number
                  ------------
                  269-329-108

                                                           Page # 7 of 9 pages


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13(d)- 2(b) OR (c), check whether the person filing is a:
         --------------------

     (a)      [   ]    Broker or dealer registered under Section 15 of the
                       Exchange Act;

     (b)      [   ]    Bank as defined in section 3(a)(6) of the Exchange Act;

     (c)      [   ]    Insurance Company as defined in section 3(a)(19)
                       of the Exchange Act;

     (d)      [   ]    Investment company registered under section 8 of
                       the Investment Company Act;

     (e)      [   ]    An investment adviser in accordance with Rule
                       13d- 1(b)(1)(ii)(E);

     (f)      [   ]    An employee benefit plan or endowment fund in
                       accordance with Rule 13d-1(b)(1)(ii)(F);

     (g)      [   ]    A parent holding company or control person in
                       accordance with Rule 13d-1(b)(1)(ii)(G);

     (h)      [   ]    A savings association as defined in Section 3(b)
                       of the Federal Deposit Insurance Act;

     (i)      [   ]    A church plan that is excluded from the
                       definition of an investment company under Section
                       3(c)(14) of the Investment Company Act;

     (j)      [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]

ITEM 4.           Ownership
                  ---------

     (a)      Amount Beneficially Owned:
              7,595,540


     (b)      Percent of Class:
              10.9%

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                                                           Page # 8 of 9 pages


     (c)      Number of shares as to which such person has:

              (i)      Sole power to vote or to direct the vote:

                       7,365,540

              (ii)     Shared power to vote or to direct the vote:

                       230,400 (Shares subject to warrants held by NAR Group Limited ("NAR"), of which Richemont Finance S.A. is a shareholder. The Reporting Persons disclaim beneficial ownership of such shares.

              (iii)    Sole power to dispose or to direct the disposition of:

                       7,365,540

              (iv)     Shared power to dispose or to direct the disposition of:

                       230,400 (Shares subject to warrants held by NAR. The Reporting Persons disclaim beneficial ownership of such shares.)


ITEM 5.       Ownership of Five Percent or Less of a Class
              --------------------------------------------

              Not Applicable.

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person
              ---------------------------------------------------------------

              Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
              ------------------------------------------------------------

              Not Applicable.

ITEM 8.       Identification and Classification of Members of the Group
              ---------------------------------------------------------

              Not Applicable.

ITEM 9.       Notice of Dissolution of Group
              ------------------------------

              Not Applicable.

ITEM 10.      Certification
              -------------

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the

                                                           Page # 9 of 9 pages

purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 11, 1998
                                   RICHEMONT FINANCE S.A.


                                By:  /s/      Robert P. Wessely
                                   ------------------------------------------
                                              Robert P. Wessely
                                        -------------------------------------
                                        Its:  Attorney-in-Fact
                                             --------------------------------

                                   RICHEMONT S.A.


                                By: /s/      Robert P. Wessely
                                   ------------------------------------------
                                             Robert P. Wessely
                                        -------------------------------------
                                        Its:  Attorney-in-Fact
                                             --------------------------------

                                   COMPAGNIE FINANCIERE RICHEMONT AG


                                By: /s/      Robert P. Wessely
                                   ------------------------------------------
                                             Robert P. Wessely
                                        -------------------------------------
                                        Its:  Attorney-in-Fact
                                             --------------------------------

                                   COMPAGNIE FINANCIERE RUPERT


                                By: /s/      Robert P. Wessely
                                   ------------------------------------------
                                             Robert P. Wessely
                                        -------------------------------------
                                        Its:  Attorney-in-Fact
                                             --------------------------------